Exhibit 4.2

AUTHENTEC, INC.
STOCKHOLDERS AGREEMENT

dated as of September 3, 2010

-i-

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of September 3, 2010, by and among AuthenTec, Inc., a Delaware corporation (the “Company”), Sofinnova Capital IV FCPR, as Stockholders Representative (the “Stockholders Representative”), and the persons listed on the signature pages hereto as a Stockholder (collectively, the “Stockholders” and each of them a “Stockholder”).  Capitalized terms used herein without definition shall have the meanings set forth in Article V.

W I T N E S S E T H

WHEREAS the Company, AU Merger, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, UPEK, Inc. (“Upek”), and the Stockholders Representative entered into the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, the parties desire to make certain covenants and agreements concerning, among other things, certain rights to nominate directors of the Company as and to the extent provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES

Section 1.1                      Representations and Warranties of Each Stockholder.  Each Stockholder, severally and not jointly, represents and warrants to each other and to the Company as follows:

(a)           Capital Stock and Related Matters.  Each Stockholder is the owner of all right, title and interest (legal, record and beneficial) in and to the Shares owned by such Stockholder, free and clear of any and all Liens (except for any restrictions on transfer imposed by securities Laws), and each Stockholder holds no other equity interest in the Company.  Such Stockholder has the sole right to vote, or to dispose of, such Shares, and none of such Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Shares, except as contemplated by this Agreement.  Except for this Agreement, and, if such Stockholder is a trust, in accordance with the terms of such trust, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer any of the Shares, and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shares of such Stockholder.

(b)           Organization; Authority and Capacity.  Each Stockholder has the full authority and legal capacity necessary to execute and deliver this Agreement and perform its, his or her obligations under this Agreement.

(c)           Authorization and Validity.  This Agreement has been duly executed and delivered by each Stockholder and constitutes the legal, valid and binding obligations of each Stockholder, enforceable in accordance with its terms.

(d)           Absence of Conflicting Agreements or Required Consents.  The execution, delivery and performance by each Stockholder of this Agreement (i) do not require the consent of or notice to any Governmental Entity (other than any filings required to be made with the SEC) or any other third party; (ii) will not conflict with or result in a violation of any Law or Judgment to which such Stockholder is subject or by which the undersigned is bound; (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default (with or without notice or lapse of time or both) under the organizational document of any Stockholder that is an entity or, in each case in any material respect, under any Contract or Permit to which such Stockholder is subject or by which such Stockholder is bound; and (iv) will not create any Lien upon any of the Shares.

Section 1.2                      Representations and Warranties of the Company.  The Company hereby represents and warrants to each Stockholder that the Company has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement.  The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will (i) require the consent of or notice to any Governmental Entity (other than any filings required to be made with the SEC) or any other third party; (ii) will conflict with or result in a violation of any Law or Judgment to which the Company or its subsidiaries is subject or by which it is bound; or (iii) violate, constitute grounds for termination of, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both), under any provision of the organizational documents of the Company or its subsidiaries, or in any material respect under any Contract or Permit of the Company or its subsidiaries or to which the Company’s property or assets are subject.

ARTICLE II

CORPORATE GOVERNANCE AND MANAGEMENT

Section 2.1                      Board.

(a)           Board Size.  The members of the Board shall be nominated and elected in accordance with the Certificate of Incorporation and the By-Laws of the Company, and the provisions of this Agreement.  Subject to the foregoing and to Section 2.1(f), during the term of this Agreement the number of directors serving on the Board shall be fixed at seven (7), but may be increased (or decreased, in the event of a vacancy) by a vote of the majority of the directors.

(b)           Designees.  At each meeting of the stockholders of the Company at which directors of the Company are to be elected or removed (an “Election Meeting”) that is held on or before the Termination Date, the Stockholders Representative, acting on behalf of the Majority Stockholders, and the Company shall have the right to designate individuals for nomination for election to the Board, and the Company shall cause such individuals to be nominated for election to the Board, in each case as follows:

(i)           The Stockholders Representative shall be entitled to designate two (2) persons for nomination for election to the Board (each a “Stockholder Designee” and, collectively, together with any successor designees, the “Stockholder Designees”) and who shall initially be Ronald Black and Jean Schmitt.  To the extent that the Stockholders Representative, acting on behalf of the Majority Stockholders, determines to change the person or persons who shall be a Stockholder Designee, the Stockholders Representative may designate one or more different persons to be Stockholder Designees, so long as such different persons are not objectionable to the Nominating and Governance Committee of the Company to serve as directors of a public company of substantially comparable size to the Company, acting reasonably and exercising its fiduciary duties in good faith.  In addition to and not in limitation of the foregoing, with respect to each Election Meeting, the Stockholders shall have the right to include (and the Company shall include) the requisite number of such Stockholder Designees in the Company Proxy Statement for such Election Meeting and any supporting disclosure in favor of the election of such Stockholder Designees; and

(ii)           The Company shall be entitled to designate five persons for nomination for election to the Board, who shall initially be the current members of the Company’s Board of Directors (each a “Company Designee” and, collectively, together with any successor designees, the “Company Designees”).

(c)           Agreement to Recommend Directors; Proxies.  With respect to each Election Meeting that is held before the Termination Date, the Company agrees to recommend that the stockholders of the Company elect to the Board the Stockholder Designees and the Company Designees (collectively, the “Director Designees”), and to include such Director Designees in the Company Proxy Statement.  Neither the Company, the Board nor the Stockholders shall propose for nomination for election as directors, or nominate or recommend for election in the Company Proxy Statement or otherwise in respect of such Election Meeting, any Persons other than as set forth in Section 2.1(b).  In connection with each Election Meeting, the Company, the Board, and the Stockholders, if requested by the Board (it being understood that the Stockholders shall not be obligated to devote any time beyond communicating their support or to spend any money), shall use their respective reasonable best efforts to solicit from the stockholders of the Company eligible to vote for the election of directors proxies:  (i) in favor of the Director Designees; and (ii) against the election of any persons as directors nominated in opposition to (or as an alternative to or in addition to) the Director Designees.  Upon request by the Company, the Stockholders Representative shall provide to the Company such reasonable background information as shall be requested on the Stockholder Designees who are to be nominated as directors not less than ten (10) days in advance of the time that the Company Proxy Statement is to be filed with the SEC, including such information that would be required to be disclosed in a proxy statement on Schedule 14A under the Exchange Act.  The Company and the Board shall not remove, and shall oppose the removal of, a Director Designee except as provided in this Agreement.

(d)           Agreement to Vote for Directors.  Subject to Section 2.1(f), at each Election Meeting, each Stockholder agrees to vote, in person or by proxy, all Shares either beneficially owned or owned of record by it and its affiliates in favor of the election of the Stockholder Designees and the Company Designees when nominated for election to the Board.

(e)           Vacancies.  Subject to Section 2.1(f):

(i)           From the Effective Time until the Termination Date, at any time at which a vacancy shall be created on the Board as a result of the death, disability, retirement, resignation, removal or otherwise of a Stockholder Designee, the Stockholders Representative, acting on behalf of the Majority Stockholders, shall be entitled to designate for appointment by the remaining directors of the Company under the Certificate of Incorporation and the Bylaws an individual to fill such vacancy and to serve as a director on the Board.  Each of the Company and the Stockholders agrees to take such actions as will result in the appointment to the Board as soon as practicable of any individual so designated by the Stockholders Representative.

(ii)           At any time at which a vacancy shall be created on the Board as a result of the death, disability, retirement, resignation, removal or otherwise of a Company Designee before the expiration of his or her term as director, the Nominating and Corporate Governance Committee shall notify the Board of a replacement and each of the Company and the Stockholders agrees to take such actions as will result in the appointment of such replacement Company Designee to the Board as soon as practicable.

(iii)           Each Stockholder further agrees that (x) it shall not vote, or give any proxy, in favor of the removal of a director of the Company (other than a Stockholder Designee) without the prior written consent of the Company, (y) except as set forth in this clause (iii), it shall not give any proxy with respect to shares of the capital stock of the Company entitling the holder of such proxy to vote on, or give any proxy or written consent with respect to, the election of directors unless the holder of such proxy shall have agreed to comply with the obligations of such Stockholder under this Agreement, and (z) if, in connection with the election of any Company Designee, any Stockholder indicates that it will not, or fails or refuses to, vote as required by this Agreement, or votes or gives any proxy or written consent in contravention of this Agreement (such Stockholder, a “Breaching Stockholder”), the Breaching Stockholder hereby constitutes and appoints the Company as the Breaching Stockholder’s irrevocable proxy and attorney-in-fact (with full power of substitution) for purposes of this clause (iii)(z) to vote any and all of the Shares held or controlled by the Breaching Stockholder in accordance with this Agreement (the “Breaching Stockholder Proxy”), which Breaching Stockholder Proxy shall revoke any other proxy previously given by the defaulting party in contravention of this Agreement (it being understood that the Company shall retain the right to vote such Shares, until such Stockholder ceases to be a Breaching Stockholder, for all other purposes not inconsistent with this Agreement).  Each Stockholder intends the Breaching Stockholder Proxy to secure the voting agreements provided in this Agreement and to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this clause (iii)(z).  The Breaching Stockholder Proxy shall be effective, with respect to a particular Stockholder, until such Stockholder ceases to be a Breaching Stockholder (at which time the Breaching Stockholder Proxy shall cease).

(f)           Term of Rights.  The Company shall provide the Stockholders Representative with 30 days advance written notice of the date that the Company Proxy Statement is to be filed with the SEC.  In the event that the Stockholders Representative is entitled to under this Agreement but does not designate a Stockholder Designee by the date the Company Proxy Statement is to be filed with the SEC, the Stockholder Designees shall be deemed to be the current Stockholder Designees serving on the Board and the Company shall include such Stockholder Designees in the Company Proxy Statement as required by this Agreement.  If there shall cease to be any Stockholder Designees on the Board for any reason prior to the Termination Date, then the provisions of Section 2.1(d) and Section 2.1(e) shall cease to apply to the Stockholders and/or the Stockholders Representative; provided, that, for the avoidance of doubt, the terms of Section 3.5 shall continue to apply to the Stockholders and the Stockholders Representative in such event.

(g)           Classified Board.  In the event that the Company amends its certificate of incorporation to provide that the Board shall be classified into separate classes of directors, then proper provision shall be made such that the Stockholder Designees shall be distributed as evenly as possible among such classes of directors.

(h)           New Independent Directors.  Promptly after the date hereof, the Nominating and Corporate Governance Committee of the Board of Directors of the Company may consider Board expansion through the addition of independent directors.

Section 2.2                      Chairman of the Board.  At all times, the Chairman of the Board shall be elected by a majority of the directors.  The initial Chairman shall be William H. Washecka.  The Chairman of the Board shall have the rights and obligations set forth in the Certificate of Incorporation and the Bylaws and may be removed in accordance with the Certificate of Incorporation and the Bylaws.

ARTICLE III

RESTRICTIONS ON TRANSFER

Section 3.1                      General.  No Stockholder may Transfer any Shares during the Restricted Period, except:

(a)           to the Company or in a transaction approved by the Board;

(b)           subject to Section 3.2, to a Permitted Transferee of such proposed transferor; or

(c)           Transfers pursuant to any business combination, merger, tender or exchange offer to acquire the Common Stock or other extraordinary transaction, in each case, that the Board has recommended and that was not initiated in violation of Section 3.5.

Notwithstanding anything to the contrary in the foregoing, no Stockholder may, at any time, Transfer any Shares to any Person or Group who beneficially owns more than 10% of the outstanding shares of Common Stock unless such Person agrees to become a party hereto as a Stockholder and agrees to be bound by the terms and conditions hereof, including, without limitation the restrictions with respect to voting for directors.

Any attempt by any Stockholder to Transfer any Common Stock not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give effect in the Company’s stock records to any such attempted Transfer.

Section 3.2                      Transfers to Permitted Transferees.  No Shares shall be Transferred during the Restricted Period to any Permitted Transferee of the applicable Stockholder unless and until such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable in form and substance to the Company, (i) to accept the shares of Common Stock Transferred to it subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement.  If a Stockholder Transfers to a Permitted Transferee pursuant to this Section 3.2 less than all of such Stockholder’s shares of Common Stock, then such Permitted Transferee shall have all the rights of such Transferring Stockholder hereunder (including, without limitation, such Stockholder’s rights pursuant to Section 2.1(b)) to the extent of the amount of Shares Transferred.  Each Stockholder is, and will remain, obligated for the performance by any of such party’s Permitted Transferees of its obligations hereunder.

Section 3.3                      Legends.

(a)           General.  Each certificate representing shares of Common Stock owned by a Stockholder shall bear a legend on the face thereof substantially to the following effect (with such additions or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement, the “Legend”):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE STOCKHOLDERS AGREEMENT AMONG AUTHENTEC, INC. AND THE OTHER STOCKHOLDERS PARTY THERETO, DATED AS OF SEPTEMBER 3, 2010, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF AUTHENTEC, INC. AND SHALL BE PROVIDED TO A STOCKHOLDER OF AUTHENTEC, INC. WITHOUT CHARGE UPON REQUEST.  THE STOCKHOLDERS AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE VOTING AND TRANSFER OF THE SECURITIES SUBJECT TO THE AGREEMENT.  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE ACT OR UPON RECEIPT BY AUTHENTEC, INC. OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SOME OTHER EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.”

If one or more shares of Common Stock owned by a Stockholder are evidenced by uncertificated shares, the Legend shall be included in any notice sent by the Company pursuant to Section 151(f) of the DGCL (a “Section 151(f) Notice”) with respect to such shares.

(b)           Removal of Legends.  The Legend will be removed as soon as practicable by the Company, with respect to any certificate representing Common Stock, by the delivery of substitute certificates without such Legend, in the event of a Transfer permitted by this Agreement in which the Transferee is not required to enter into an agreement as provided for in Section 3.2 and delivery by legal counsel of an opinion that such legend can be removed under applicable laws.  With respect to uncertificated shares of Common Stock, a Section 151(f) Notice need not contain the Legend where such Legend would not be required under this paragraph if such shares were evidenced by certificates.

Section 3.4                      Attribution of Shares.  All references in this Agreement to the percentage of shares of Common Stock owned by a Stockholder shall include the shares of Common Stock Transferred by such Stockholder to any of its Permitted Transferees that are or become parties hereto.

Section 3.5                      Standstill Agreement.  (a) Except as provided herein or by the Registration Rights Agreement or as otherwise consented to by the Company, each Stockholder covenants and agrees that, from and after the date hereof, it shall not, and it shall cause each of its Affiliates not to, singly or as part of a Group, directly or indirectly:

(1)           acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, directly or indirectly, the beneficial ownership of any additional securities of the Company (or any warrants, options, or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any securities of the Company) that would result in such Stockholder beneficially owning in excess of the number of voting securities, including the Note Satisfaction Shares, of the Company issued to such Stockholder in the Merger, plus 20% of such number of voting securities; provided, that the beneficial ownership of any class of voting securities of the Company held by all former stockholders of Upek combined (including, without limitation, voting securities beneficially held by Affiliates and Permitted Transferees) shall not exceed the aggregate number of shares issued to Upek stockholders in the Merger, except pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification, or similar transaction; provided, further, that in the event the Note Satisfaction is not approved by the Company’s stockholders, the Stockholders may use the cash proceeds received from the Company in satisfaction of the principal amount of the Note to acquire additional securities of the Company;

(2)           make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of  any securities of the Company or become a “participant” in any “election contest” (as such terms are defined in the Exchange Act) with respect to the Company;

(3)           form, join, or knowingly encourage, or participate in any way in the formation of any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any shares of Common Stock (except for clarification to the extent any such group could be deemed formed with respect to this Agreement or the Registration Rights Agreement or any conduct by the Stockholders contemplated hereunder or thereunder);

(4)           except as contemplated by this Agreement, grant or agree to grant any proxy or other voting power to any Person other than the Company or other Persons designated by the Company to vote at any meeting of the stockholders of the Company, or deposit any shares of Common Stock into a voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting thereof;

(5)           initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or otherwise, or induce or attempt to induce any other person to initiate any stockholder proposal;

(6)           except as contemplated by this Agreement, seek election to or seek to place a representative on the Board of the Company or seek removal of any member of the Board;

(7)           (A) solicit, seek to effect, negotiate with or provide any information to any other person with respect to, (B) make any public statement or proposal, whether written or oral, to the Board or any director or officer of the Company with respect to, or (C) make any public announcement or proposal whatsoever with respect to, any form of business combination transaction involving the Company (other than as contemplated by the Merger Agreement), including, without limitation, a merger, exchange offer, or sale of substantially all the assets or liquidation of the Company, or any restructuring, recapitalization or similar extraordinary transaction with respect to the Company;

(8)           seek publicly to have called any special meeting of the stockholders of the Company;

(9)           seek publicly to have the Company waive, amend or modify any of the provisions contained in this Section 3.5;

(10)         publicly disclose or announce any intention, plan or arrangement to do any of the foregoing;  or

(11)         advise, assist, instigate or encourage any third party to do any of  the foregoing.

provided, however, that this Section 3.5 of this Agreement shall not (i) prohibit or restrict any action taken by any Stockholder Designee or any Company Designee, as members of the Board or Chairman of the Board in such capacity, (ii) prevent, restrict, encumber or in any way limit the exercise of the fiduciary rights and obligations of any Stockholder Designee as a member of the Board to take any action or make any statement at any meeting of the Board or any committee thereof, or otherwise to act, in each case, in their capacity as members of the Board; or (iii)  apply to or restrict any discussions or other communications between or among: the Stockholders; the Stockholder Designees; the Stockholder Designees and the directors, officers or employees of the Company or its subsidiaries; the Stockholder Designees and the directors, members, officers, employees or agents of the Stockholders or any affiliate of the Stockholders.

(b) Subject to Section 3.5(c) of this Agreement, the provisions of this Section 3.5 shall survive this Agreement for so long as any Stockholder Designee remains a member of the Board.

(c) The provisions of Section 3.5(a) and 3.5(b) of this Agreement shall no longer be in force and effect if, after the date hereof, (a) any person (i) becomes the beneficial owner of 50% or more of the outstanding equity securities of the Company entitled to vote in the normal course in the election of the Board (“Equity Securities”) or (ii) commences a tender or exchange offer which, if consummated, would make such person (or any of its affiliates) the beneficial owner of 50% or more of the Equity Securities and the Board of the Company does not, within 10 business days after the commencement of such offer (or at any time thereafter at which it publicly takes a position with respect to such offer), recommend against stockholders tendering their shares in such offer or (b) the Company enters into a definitive agreement with a third party to effectuate a sale (including by way of a merger) of 50% or more of the consolidated assets of the Company and its wholly-owned subsidiaries or 50% or more of the voting equity of the Company.

ARTICLE IV

OTHER COVENANTS AND AGREEMENTS

Section 4.1                      Stockholders Representative. Each Stockholder hereby irrevocably names, constitutes and appoints Sofinnova Capital IV FCPR, the Stockholders Representative, as the undersigned’s true and lawful agent and attorney-in-fact, with full power of substitution, to perform all such acts as are required, authorized or contemplated to be performed by the Stockholders Representative by this Agreement, as and to the extent contemplated by this Agreement, and hereby acknowledges that the Stockholders Representative shall be the only person authorized to take any action so required, authorized or contemplated to be performed by the Stockholders Representative hereunder.  All decisions and actions by the Stockholders Representative with respect to such matters shall be binding upon each Stockholder, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.  The undersigned Stockholders further agree that the Company shall be able to rely conclusively on the instructions and decisions of the Stockholders Representative as to any action so taken or any notice given by the Stockholders Representative with respect to such matters and is and will be entitled and authorized to give notices only to the Stockholders Representative for any notice contemplated by this Agreement to be given to any such Stockholder.  The Stockholders Representative may be replaced at any time by the Majority Stockholders upon ten (10) days prior written notice to the Company.

Section 4.2                      Confidentiality.

(a)           No Stockholder shall, and each Stockholder shall cause its Affiliates not to, use for any purpose or disclose to any Person (other than to other Stockholders), any Confidential Information, except as required by Law.  In the event any Stockholder or any of its Affiliates is required to disclose any Confidential Information under any Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or process to which a Stockholder is subject), such Person shall, to the extent practicable, promptly notify the other parties of such requirement so that such other parties may seek an appropriate protective order or similar relief.

(b)           “Confidential Information” means any information concerning the Company and its Subsidiaries, and Persons which become Subsidiaries, or the financial condition, business, operations or prospects of the Company and Persons which become Subsidiaries, in the possession of or furnished to any Stockholder (including by virtue of its present or former right to designate a director); provided that the term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder or its partners, directors, officers, employees, agents, counsel, investment advisers or representatives in violation of this Section 4.2, (ii) is or becomes available from a source other than the Company or its representatives, which source is not known by the recipient after reasonable inquiry to be prohibited from such disclosure by a confidentiality agreement with the Company or its Subsidiaries or (iii) as shown by written records, is already in the recipient’s possession and not subject to any other obligation of confidentiality to the Company or its Subsidiaries.

Section 4.3                      Further Assurances.

(a)           Each of the Company, the Stockholders and the Stockholders Representative shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions (including, in the case of a Stockholder, voting any Shares or acting by written consent, if applicable, with respect to Shares owned by such Stockholder) as may be reasonably required in order to effectuate the purposes of this Agreement.

(b)           Without limiting the generality of the obligations set forth in clause (a) of this Section 4.3, each of the Company, the Board and the Stockholders shall take all steps to effectuate the purposes of this Agreement.  Neither the Company nor the Board of Directors shall take any action or fail to take any action which would have the effect of eliminating, limiting, restricting, avoiding or otherwise nullifying the effect of the provisions set forth in this Agreement (including by way of example but not of limitation, by creating a holding company structure if such holding company were not bound by equivalent provisions as contained in this Agreement).  Neither the Company nor the Board of Directors shall enter into any agreements that would be inconsistent with the terms of this Agreement.

Section 4.4                      Voting; No Conflicting Provisions.  Except as provided by Articles II and III and this Section 4.4, there shall be no restriction on the ability of the Stockholders or any of their Affiliates to vote any Shares.  The Company and the Board shall take all steps in its power to ensure that the Certificate of Incorporation and the Bylaws facilitate and do not at any time conflict with the provisions of this Agreement.

ARTICLE V

DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person. Any director, member of management or other employee of the Company or any of its subsidiaries who would not otherwise be an Affiliate of a Stockholder shall not be deemed to be an Affiliate of such Stockholder.

“Agreement” has the meaning giving in the recitals of this Agreement.

“AuthenTec” has the meaning given in the recitals of this Agreement.

“beneficial ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote or direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Breaching Stockholder” has the meaning given in Section 2.1(f)(iii).

“Breaching Stockholder Proxy” has the meaning given in Section 2.1(f)(iii).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as amended from time to time.

“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, as amended from time to time.

“Chairman” has the meaning given in Section 2.3(c).

“Closing” means the consummation of the transactions contemplated by the Merger Agreement.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

“Company” has the meaning given in the recitals of this Agreement.

“Company Designees” has the meaning given in Section 2.1(a)(ii).

“Company Proxy Statement” means each of the preliminary (if required) and the definitive proxy statement or consent solicitation statement filed by the Company pursuant to the Exchange Act in connection with an Election Meeting.

“Confidential Information” has the meaning given in Section 4.2(b).

“Contract” means any contract, commitment, obligation, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (whether written or oral).

“control” means the power to direct the affairs of a Person by reason of ownership of voting securities, by contract or otherwise.

“Director Designees” has the meaning given in Section 2.1(d).

“Effective Time” has the meaning given to such term in the Merger Agreement.

“Election Meeting” has the meaning given in Section 2.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Group” means a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

“Judgment” means any judgment, order or decree.

“Law” means any statute, law, ordinance, rule or regulation.

“Legend” has the meaning given in Section 3.3(a).

“Lien” means all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“Majority Stockholders” means, at any time of determination, those Stockholders who beneficially own a majority of the Shares owned by all Stockholders at such time.

“Merger Agreement” has the meaning given in the recitals of this Agreement.

“Note” has the meaning given to such term in the Merger Agreement.

“Note Satisfaction” has the meaning given to such term in the Merger Agreement.

“Permit” means any approval, authorization, certificate, filing, franchise, license, notice, and permit issued by any Governmental Entity.

“Permitted Transferee” means (i) in the case of any Stockholder that is an entity, any of such Stockholder’s respective Affiliates, and (ii) in the case of any Stockholder that is a natural person, (A) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Stockholder, (B) any trust, the trustees of which include only Persons named in clause (A) and/or the Stockholder and the beneficiaries of which include only the Persons named in clause (A) and/or the Stockholder, (C) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (A) or (B) and/or the Stockholder, (D) if such Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, or (E) in the case of a Stockholder which is a trust, all subsequent trusts which may result from the division of such trust into two or more separate trusts, or any trust resulting from the combination of two or more Stockholder trusts into a single trust.

“Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, limited liability company or unincorporated entity.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the date hereof by and among the Company and the Stockholders.

“Restricted Period” means the period from and after the Effective Time until 180 days after the Effective Time.

“Section 151(f) Notice” has the meaning given in Section 3.3(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Shares” means all of the shares of Common Stock, and any other voting securities of the Company, owned from time to time by any of the Stockholders (as adjusted for any reorganization, reclassification, recapitalization, stock dividend, stock split or any similar transaction).

“Stockholder Designees” has the meaning given in Section 2.1(a)(i).

“Stockholders Representative” has the meaning given in Section 4.1.

“Stockholders” has the meaning given in the recitals of this Agreement.

“Subsidiary” means, with respect to a given Person, any corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the Board or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity.

“Termination Date” means the day before the 2012 Election Meeting.

“Transfer” means, with respect to any Shares (or direct or indirect economic or other interest therein), a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly (pursuant to the creation of a derivative security or otherwise), the grant of an option or other right.  When used as a verb, “Transfer” shall have the correlative meaning.  In addition, “Transferred” and “Transferee” shall have correlative meanings.

“Upek” has the meaning given in the recitals of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1                      Severability.  If any provision of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstance shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.  The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

Section 6.2                      Effectiveness; Term of Agreement.  This Agreement shall become effective upon the occurrence of the Effective Time.  This Agreement (other than the provisions of Section 3.5, which shall survive this Agreement and, notwithstanding any termination of this Agreement, shall continue to be effective for so long as any Stockholder Designee remains a member of the Board) shall terminate (a) upon the written consent of the Company and the Majority Stockholders or (b) except for this Article VI, on the Termination Date; provided, however, that the provisions of Section 4.2 shall survive for one year following any termination of this Agreement.  For the avoidance of doubt, the right of the Majority Stockholders to designate nominees for election as directors set forth in Section 2.1(b) and the obligation of the Stockholders to vote their shares in favor of any set of Director Designees shall not apply with respect to any Election Meeting held for the 2012 annual meeting of stockholders of the Company.

Section 6.3                      Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.4                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)  if to the Company:

AuthenTec, Inc.
100 Rialto Place, Suite 400
Melbourne, FL 32901
Attention: Frederick Jorgenson
Facsimile: (321) 308-1410

with a copy to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Facsimile: (404) 881-4777
Attention:  William Scott Ortwein, Esq.

(ii)  if to the Stockholders or to the Stockholders Representative:

Sofinnova Capital IV FCPR
17, rue de Surène
75008 Paris
France
Attention: Jean Schmitt
Facsimile:  +33 (0)1 5305-4129

with a copy to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attention: Warren T. Lazarow
    Paul L. Sieben
Facsimile:  (650) 473-2601

and

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention: Paul S. Scrivano
Facsimile: (212) 326-2061

Section 6.5                      Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 6.6                      Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 6.7                      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.8                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles and rules of conflict of laws to the extent such principles or rules would require the application of the law of another jurisdiction.

Section 6.9                      Assignment.  Except as provided in Article III, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), and any attempt to make any such assignment other than as provided in Article III shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 6.10                      No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.11                      Amendment; Waivers, etc.  This Agreement may be amended only with the prior written consent of the Company and the Stockholders Representative.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

Section 6.12                      Submission to Jurisdiction; Waivers.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction with respect to such action or proceeding, any other court of the State of Delaware that has such jurisdiction), and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such courts or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party to this Agreement irrevocably consents to the service of process out of any of the aforementioned courts in any suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail; provided that nothing in this Agreement shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 6.13                      Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in Section 6.13.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

AUTHENTEC, INC.

By:	/s/
Name: Larrry Ciaccia
Title: President

SOFINNOVA CAPITAL IV FCPR,
as Stockholders Representative

By:	/s/
Name:
Title:

STOCKHOLDERS:

DIAMONDHEAD VENTURES, L.P.,
DIAMONDHEAD VENTURES ADVISORY FUND, L.P.,
DIAMONDHEAD VENTURES PRINCIPALS FUND, L.P.,
all Delaware Limited Partnerships

By:  Diamondhead Management, L.L.C.
General Partner for the Funds

/s/ David Lane
Name:  David Lane
Title:  Managing Director

EARLYBIRD VERWALTUNGS GMBH, Trustee to all funds managed by Earlybird Venture Capital GmbH & Co. KG, Hamburg

/s/ Rolf Mathies
By:  Rolf Mathies
Its:  Managing Director

EARLYBIRD VERWALTUNGS GMBH, Trustee to all funds managed by Earlybird Venture Capital GmbH & Co. KG, Hamburg, as nominee for

EARLYBIRD GMBH &CO.
BETEILIGUNGSKOMMANDITGESELLSCHAFT III, MUNICH

/s/ Rolf Mathies
By:  Rolf Mathies
Its:  Managing Director

EARLYBIRD VERWALTUNGS GMBH, Trustee to all funds managed by Earlybird Venture Capital GmbH & Co. KG, Hamburg, as nominee for

EARLYBIRD III L.P., DELAWARE

/s/ Rolf Mathies
By:  Rolf Mathies
Its:  Managing Director

EARLYBIRD VERWALTUNGS GMBH, Trustee to all funds managed by Earlybird Venture Capital GmbH & Co. KG, Hamburg, as nominee for

EARLYBIRD III PARTICIPATIONS POOL GMBH & CO. KG, MUNICH

/s/ Rolf Mathies
By:  Rolf Mathies
Its:  Managing Director

EARLYBIRD VERWALTUNGS GMBH, Trustee to all funds managed by Earlybird Venture Capital GmbH & Co. KG, Hamburg, as nominee for

EARLYBIRD III ADVISORY L.P., DELAWARE

/s/ Rolf Mathies
By:  Rolf Mathies
Its:  Managing Director

SOFINNOVA PARTNERS
SOFINNOVA CAPITAL IV FCPR

/s/ Jean Schmitt
Name:  Jean Schmitt
Title:  Managing Partner

PARTNERS GROUP SECONDARY 2004, L.P.
By:  Partners Group Management Limited
Its:  General Partner

/s/ Denis O’Malley
Name:  Denis O’Malley
Title:  Director

/s/ Jade Tostevin
Name:  Jade Tostevin
Title:  Authorised Signatory

PARTNERS GROUP SECONDARY GMBH & CO. KG
By:  Partners Group (Deutschland) GmbH, as general partner
By:  Partners Group (Guernsey) Limited, under power of attorney

/s/ Denis O’Malley
Name:  Denis O’Malley
Title:  Director

/s/ Jade Tostevin
Name:  Jade Tostevin
Title:  Authorised Signatory

/s/ Piero Martinotti
Piero Martinotti

/s/ Alberto Sangiovanni-Vincentelli
Alberto Sangiovanni-Vincentelli

/s/ Ronald D. Black
Ronald D. Black

/s/ Alan Kramer
Alan Kramer